                                                                    EXHIBIT 99.6

                      AMENDMENT NO. 4 TO RIGHTS AGREEMENT

  This AMENDMENT NO. 4 TO RIGHTS AGREEMENT (this "Amendment"), dated as of December 14, 1996, is entered into by and between ELJER INDUSTRIES, INC., a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation (the "Rights Agent").

  WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of April 14, 1989 and amended on July 31, 1989, January 4, 1990 and November 5, 1991 (as so amended, the "Rights Agreement"; all capitalized terms used but not otherwise defined herein having the meanings given such terms in the Rights Agreement);

  WHEREAS, the Company, Zurn Industries, Inc., a Pennsylvania corporation ("Zurn"), and Zurn Acquisition Co., Inc., a Delaware corporation ("Sub"), intend to enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement").

  WHEREAS, neither Zurn nor Sub will enter into the Merger Agreement unless the Company and its Board of Directors first shall have taken all actions necessary so that (i) the execution and delivery of the Merger Agreement, the consummation of the transactions contemplated thereby and the other matters provided for therein will not result in (A) Zurn or Sub or any of their respective Affiliates and Associates being an Acquiring Person, (B) the occurrence of a Distribution Date, or (C) the Rights becoming exercisable and
(ii) the Final Expiration Date will occur immediately prior to the purchase of Shares (as defined in the Merger Agreement) pursuant to the Offer (as defined in the Merger Agreement) (such conditions being hereinafter referred to collectively as the "Rights Conditions");

  WHEREAS, the Company's Board of Directors has unanimously adopted and approved all actions necessary to satisfy the Rights Conditions; and

  WHEREAS, pursuant to and in compliance with the provisions of Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as hereinafter set forth.

  NOW THEREFORE, in consideration of the premises and agreements herein contained, the Company and the Rights Agent agree as follows:

  Section 1. Section 1(a) of the Rights Agreement is amended by adding at the end thereof the following:

  "Notwithstanding the foregoing, neither Zurn Industries, Inc., a Pennsylvania corporation ("Zurn Industries"), nor Zurn Acquisition Co., Inc., a Delaware corporation and wholly-owned subsidiary of Zurn Industries ("Zurn Acquisition Co."), nor any of their respective Affiliates and Associates, shall be deemed an "Acquiring Person" as a result of or in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 14, 1996, among the Company, Zurn Industries and Zurn Acquisition Co. (as amended from time to time, the "Merger Agreement"), including, without limitation, the Offer and the Merger (each as defined in the Merger Agreement), and the other matters provided for therein.

  Section 2. Section 3(a) of the Rights Agreement is hereby amended by adding thereto at the end of the first sentence thereof the following:

  "; provided, however, that neither the transactions contemplated by the Merger Agreement (including, without limitation, the Offer and the Merger) nor any of the other matters provided for therein shall be deemed to have caused the occurrence of the Distribution Date"

  Section 3. Section 7 of the Rights Agreement is hereby amended by deleting therefrom clause (i) thereof and substituting in its place the following:

  "(i) the earlier of (A) the close of business on May 1, 1999, unless extended pursuant to Section 27, and (B) the moment in time immediately prior to purchase of Shares pursuant to the Offer (such earlier date being the "Final Expiration Date"),

  Section 4. The form of Right Certificate attached to the Rights Agreement as Exhibit A is hereby amended by deleting the word "and" preceding the date "November 5, 1991" in the first sentence of the first paragraph thereof, substituting in its place a comma and adding immediately after such date the phrase "and December 14, 1996."

  Section 5. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by both parties, it being understood that all parties need not sign the same counterpart.

  Section 6. Except as set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

  Section 7. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

                                          ELJER INDUSTRIES, INC.

                                                /s/ Scott G. Arbuckle
                                          By: _________________________________

                                                Scott G. Arbuckle
                                          Name: _______________________________

                                                Chairman & C.E.O.
                                          Title: ______________________________

                                          HARRIS TRUST AND SAVINGS BANK

                                                /s/ K.W. Penn
                                          By: _________________________________

                                                K.W. Penn
                                          Name: _______________________________

                                                Assistant Vice President
                                          Title: ______________________________

                                       2